UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On April 1, 2022, Maclleum Badger was quoted in a segment on Yahoo! Finance. Portions of the transcript of the segment discussing the Company are pasted below:

Julia Coronado:

Brian Sozzi has the latest for us.

Brian Sozzi:

Yeah. It's my birthday weekend party hat, Julie. Yeah. The friendly fire is, well, it's not so friendly right now here. You have Kohl's showing the world that it, in fact, does have a pulse, coming out with this statement ahead of their May annual meeting because it's being attacked by an activist investor Macellum, saying, "In addition, Macellum is promoting an ever-changing narrative, misinformed claims, and value-destructive proposals, all of which reveal a reckless and short-term approach that is not in the interest of driving long-term, sustainable value." They go on to say that Kohl's shareholders have two choices. They could either focus on the Kohl's strategy or elect Jonathan Duskin, which they believe is putting forth a plan to destroy value. It's just big words here from Kohl's. You normally do not hear this from the company.

Now, Macellum is firing back here. They're telling me via email here right now, they are disappointed by Kohl's grossly inaccurate letter to shareholders.” They go on to say, "Our previous assertions about the company were taken out of context in attempt to mislead shareholders." Now this annual meeting is coming up in May. Macellum has put forth 10 qualified, I would say very qualified, people to join the Kohl's Board. So this is a situation that remains very contentious, to say the very least. And of course, here's my take on this one. And it is quite simple.

Brian Sozzi:

And there we go. The air horn, it signifies this, the battle for Kohls. Kohl's needs to catch a clue. Because at the end of the day, if you're a public company, all that matters is, what has your stock price been doing under existing leadership? Since Kohl's CEO Michelle Gass took over CEO on May 2018, Kohl's shares down 4.2%. The S&P 500 is up 70%. Company has just not gotten it done.

Item 2: On April 1, 2022, Macellum Badger was quoted in the following article published by the Milwaukee Business Sentinel:

Activist investor Macellum Capital fires back at Kohl's Corp., calls shareholder letter 'grossly inaccurate'

Milwaukee Journal Sentinel

By Ricardo Torres

April 1, 2022

A day after Kohl's Corp. sent a letter to shareholders saying an activist investor has "an empty agenda," the investor has fired back.

Macellum Capital Management, which owns nearly 5% of Kohl's stock, said the company's letter to shareholders was "grossly inaccurate."

"Our previous assertions about the Company were taken out of context in an attempt to mislead shareholders," Macellum said in a statement. "Unfortunately, Kohl’s neglected to provide our full statements within their letter surrounding the undervalued stock price and poison pill."

In early February, Kohl's Corp. board of directors authorized a shareholder plan, often referred to as a "poison pill," which is designed to prevent anyone from acquiring more than 10% of the company.

Macellum, which is trying to take over the board with  its own slate of directors, said it believes Kohl's could be worth more if the company pursues  a different strategy.

"We believe that the stock is worth $100 (a share) only with a majority of the board replaced," Macellum said. "In previous statements, we asserted that a pill can be a 'stop look and listen' device, however, this type of pill is extremely onerous and intentionally designed to chill a sale process."

Kohl's declined to comment on Macellum's statements.

Kohl's has received multiple non-binding offers with no committed financing to purchase the company.

In Kohl's Thursday shareholder letter, the company emphasized its plans for the future and encouraged them to vote for the current board members, including the members the company added in a settlement with Macellum last year.

"As Kohl’s strategy has evolved, the board has proactively added the right capabilities and skill sets to accelerate Kohl’s transformation into the most trusted retailer of choice for the active and casual lifestyle," the letter reads. "The board has added six new independent directors in three years, including the three directors who joined Kohl’s board last year as part of the Company’s settlement with Macellum, the hedge fund now seeking to take control of Kohl’s."

At its Investor Day in early March, Kohl's revealed its plans to open 100 smaller, more localized stores on top of its plans to add 400 Sephora stores at Kohl's locations.

However, after the Investor Day, Kohl's stock tumbled, which has not been lost on Macellum.

"Kohl’s falsely claims that analysts increased their estimates post earnings and analyst day," Macellum said. "In fact, estimates for Kohl’s earnings power at the culmination of their 3-year plan contracted by 15%, likely contributing to the 13% drop in stock the day of their highly anticipated, yet lackluster, analyst day."

On the stock fall after Investor Day, Kohl's has stated the decrease coincided with "a global market decline driven by heightened concerns of war in the Ukraine and a surge in global oil prices."

In the letter sent Thursday, Kohl's outlined how Macellum purchased roughly 2.6 million stock options before the company received an unsolicited offer from Acacia Research Group to purchase the company for $9 billion.

Macellum then started selling its options, netting about $27 million in roughly a week.

Kohl's is not alleging Macellum violated the law, and the activist investor has not commented directly on selling the options.

The two sides have been trying to court shareholders to their vision of the future in the lead up to the May 11 shareholder meeting.